UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

Community Bancorp.
_______________________________________________
(Name of Registrant as Specified in Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April __, 2008

Dear Fellow Shareholders:

      You are cordially invited to the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 p.m. at the Elks Club, Derby, Vermont, on Tuesday, June 10, 2008. As in prior years, a dinner will be served following the meeting.

Our proxy materials and Annual Report for 2007 are enclosed for your review.

      In addition to election of directors and ratification of the selection of the Company's external auditors, this year you will be asked to vote on four proposals to amend the Company's Articles of Association. For the reasons explained in the enclosed proxy statement, we urge you to vote in favor of all four amendment proposals.

      Please be sure to sign, date and return your proxy card promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

As always, thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

Sincerely,

COMMUNITY BANCORP.

Richard C. White Chairman

RCW/cb Enclosures

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COMMUNITY BANCORP. Derby Road Route 5 Derby, Vermont 05829

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2008

The annual meeting of shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, June 10, 2008, at 5:30 p.m., for the following purposes:

1.	To elect four directors to the class whose term will expire at the annual meeting of shareholders in 2011;

2.	To amend and restate the Company's Amended and Restated Articles of Association;

3.	To amend Article Six of the Company's Articles of Association to declassify the Board and provide for annual election of all directors;

4.	To amend Article Six of the Company's Articles of Association to delete provisions relating to filling of Board vacancies, removal of directors and interpretation of the Article;

5.	To amend Article Seven of the Company's Articles of Association, to eliminate the supermajority vote required to amend certain provisions of the Articles of Association and Bylaws;

6.	To ratify the selection of the independent public accounting firm of Berry, Dunn, McNeil & Parker as the Company's external auditor for the fiscal year ending December 31, 2008; and

7.	To transact such other business as may properly be brought before the meeting.

The close of business on April 8, 2008, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

CHRIS BUMPS
Corporate Secretary

Derby, Vermont April __, 2008

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

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INDEX

PROXY STATEMENT	1
ANNUAL MEETING OF SHAREHOLDERS	1
GENERAL VOTING INFORMATION	1
Who is entitled to vote at the annual meeting?	1
How many shares are entitled to vote at the meeting?	1
How many votes do I have?	1
How do I vote?	1
How do I vote if my shares are held in the name of a broker or bank?	2
How do I vote if my shares are held in the Company's 401(k) Plan?	2
Can I change my vote after submitting the proxy card?	2
What are "broker non-votes"?	2
What constitutes a quorum and how are votes counted for that purpose?	3
What does it mean if I received more than one proxy card?	3
How are proxies being solicited and who pays the expenses?	3
How many votes are required for the election of directors (Proposal 1)?	4
How many votes are required to approve the proposed Amendment and Restatement of the Company's Articles of Association (Proposal 2)?	4
How many votes are required to approve the proposal to amend Article Six, to Declassify the Board of Directors (Proposal 3)?	4
How many votes are required to approve the proposal to amend Article Six, to eliminate Certain provisions relating to the Board (Proposal 4)?	4
How many votes are required to approve the proposal to amend Article Seven, to eliminate The 75% vote requirement for certain amendments (Proposal 5)?	5
How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent auditor (Proposal 6)?	5
How many votes are required to approve any other matter that may come before the meeting?	5
When will the vote results be announced?	5
May shareholders submit nominations for election as directors or for consideration of other matters?	5
What is the deadline to submit a shareholder proposal for inclusion in the Company's 2009 annual meeting proxy statement?	6
SHARE OWNERSHIP INFORMATION	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
PROPOSAL 1	8
ELECTION OF DIRECTORS	8
Directors' Fees and Other Compensation	10
Directors' Deferred Compensation Plan	11
Directors' Retirement Plan	11
Director Compensation Table	12
Vote Required	12


CORPORATE GOVERNANCE	12
Director Independence	12
Board Meeting Attendance	13
Board Committees	14
Shareholder Communications with the Board	17
Attendance at Annual Shareholders Meeting	17
Compensation Committee Interlocks and Insider Participation	17
Transactions with Management	17
AUDIT COMMITTEE REPORT	18
EXECUTIVE OFFICERS	19
COMPENSATION COMMITTEE REPORT	20
EXECUTIVE COMPENSATION	22
Compensation Program Objectives	22
Summary Compensation Table	22
Officer Incentive Plan	23
Supplemental Retirement Plan for Executives	24
Retirement Savings Plan	25
Prerequisites and other Personal Benefits	26
Health and Welfare Benefits	26
PROPOSAL 2	26
AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION	26
Vote Required	29
PROPOSAL 3	29
AMENDMENT OF ARTICLE SIX TO DECLASSIFY THE BOARD	29
Vote Required	30
PROPOSAL 4	30
AMENDMENT OF ARTICLE SIX TO ELIMINATE CERTAIN PROVISIONS RELATING TO THE BOARD	30
Vote Required	31
PROPOSAL 5	32
AMENDMENT OF ARTICLE SEVEN TO ELIMINATE THE 75% VOTE REQUIREMENT FOR CERTAIN AMENDMENTS	32
Vote Required	32
PROPOSAL 6	33
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	33
Pre-Approval Required for Services of Independent Auditors	33
Fees Paid to Independent Auditors	33
Vote Required	34
ANNUAL REPORT	34
SHAREHOLDER NOMINATIONS AND PROPOSALS	34
Bylaw Requirements for Shareholder Nominations and Proposals	34
Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals	35
Inclusion of Shareholder Proposals in Company Proxy Materials	35
OTHER MATTERS	36
VOTING QUESTIONS OR ASSISTANCE	36
APPENDIX A
Proposed Amended and Restated Articles of Association	A-1
APPENDIX B
Proposed Amendment to Article Six (Board of Directors)	B-1
APPENDIX C
Proposed Amendment to Article Seven (Amendment of Articles of Association and Bylaws)	C-1


COMMUNITY BANCORP. Derby Road Route 5 Derby, Vermont 05829

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS June 10, 2008

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the "Company") for use at the annual meeting of shareholders and any adjournments of that meeting. The annual meeting will be held on Tuesday, June 10, 2008, at 5:30 p.m. at the Elks Club in Derby, Vermont. The proxy statement and related proxy card are first being sent to shareholders on or about April __, 2008.

GENERAL VOTING INFORMATION

Who is entitled to vote at the annual meeting?

Only shareholders of record on the record date for the meeting are entitled to vote. The record date is the close of business on April 8, 2008.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (April 8, 2008), there were 4,399,586 shares of the Company's $2.50 par value common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

There are 25 shares of the Company's Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock. The holders of those shares are not entitled to vote on any matter to be presented for vote of the shareholders at the annual meeting.

How many votes do I have?

Each issued and outstanding share of the Company's common stock is entitled to one vote on each matter presented for vote at the meeting.

How do I vote?

If you are a shareholder of record, you may vote by completing and returning the enclosed proxy card in the postage-paid envelope or by voting in person at the meeting. You are a shareholder of record if you own Company common stock in your own name on the stock records maintained by our transfer agent, which is currently Registrar and Transfer Company. A written ballot will be distributed at the meeting for those shareholders of record who wish to vote in person.

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How do I vote if my shares are held in the name of a broker or bank?

If your shares are held by a broker or bank, you must obtain a proxy from them and follow the voting instructions on that form. This is the case because your broker or bank, not you, is the record holder of the shares for purposes of determining who is entitled to vote the shares at the meeting and is therefore the party in whose name the shares must be voted.

How do I vote if my shares are held in the Company's 401(k) Plan?

If you are a participant in the Company stock fund under the Company's Retirement Savings 401(k) Plan, you will receive a proxy card to vote the prorated number of shares in which you own an interest indirectly through that fund, together with a postage-paid envelope to return your completed proxy card to Registrar and Transfer Company, the Company's transfer agent, which will tabulate the votes of plan participants. A single proxy card is then submitted to the Company reflecting the aggregate of the votes on all completed proxies submitted by plan participants. The Company is not informed about how individual participants voted on any item.

Can I change my vote after submitting the proxy card?

Yes. If you submit your proxy card for shares registered in your name and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

•	giving written notice of revocation to Chris Bumps, Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829;
•	executing a later-dated proxy card and giving written notice to the Corporate Secretary; or
•	voting in person after giving written notice of revocation of your proxy to the Corporate Secretary.

If you need another proxy card to revoke an earlier proxy or if you have any questions, please call the Corporate Secretary at 802-334-7915.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company's 401(k) Plan and you wish to change your vote, you should contact Registrar and Transfer Company for instructions. Contact information for Registrar and Transfer Company is shown on the last page of this proxy statement.

What are "broker non-votes"?

Shares held in "street name" by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers' customers) may only be voted by the record holder. Generally, a broker may vote shares beneficially owned by its customer without seeking voting

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instructions from the beneficial owner only on routine matters. If a matter is not routine, but rather is considered "nondiscretionary" under ordinary brokerage industry rules and practices, the broker may not vote the shares without instructions from the beneficial owner. When a broker submits proxies voting fewer than all of the shares held of record for any reason (including with respect to non-routine matters where instructions have not been received from the beneficial owner), the "missing" votes are so-called "broker non-votes."

Proposals 1 (Election of Directors), 2 (Amendment and Restatement of the Company's Articles of Association) and 6 (Ratification of Selection of Independent Auditors) are considered routine for purposes of discretionary voting by brokers. Proposals 3 (Amendment of Article Six to Declassify the Board), 4 (Amendment of Article Six to Eliminate Certain Provisions Relating to the Board) and 5 (Amendment of Article Seven to Eliminate the 75% Vote Requirement for Certain Amendments) are considered non-routine and thus a broker may not vote shares held in street name on those proposals without instructions from the beneficial owner.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to such matter. A majority (more than 50%) of the outstanding shares of the Company's common stock, present in person or represented by proxy and entitled to vote, will constitute a quorum to convene the meeting and to take action as to each matter to be acted upon at the meeting. Shares represented by proxies or ballots, including those marked "WITHHOLD AUTHORITY" on Proposal 1 (Election of Directors) or "ABSTAIN" on Proposals 2 (Amendment and Restatement of Articles of Association), 3 (Amendment of Article Six to Declassify the Board),4 (Amendment of Article Six to Eliminate Certain Provisions Relating to the Board), 5 (Amendment of Article Seven to Eliminate the 75% Vote Requirement for Certain Amendments) and 6 (Ratification of Selection of Independent Auditors), will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum. Broker non-votes as to non-routine matters, such as Proposals 3, 4 and 5, will not be considered present and entitled to vote for purposes of determining a quorum as to such matters because, without instructions from the beneficial owner, the broker does not have authority to represent or vote those shares at the meeting. Broker non-votes on routine matters (Proposals 1, 2 and 6) will be considered present and entitled to vote for purposes of determining a quorum on such matters.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are registered in different names (for example, "John Smith" and "J. Smith") or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. For instructions on how to register all your accounts in the same name and address, you should contact the Corporate Secretary at 802-334-7915 or the Company's transfer agent, Registrar and Transfer Company, at the contact location shown on the last page of this proxy statement.

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How are proxies being solicited and who pays the expenses?

Proxies are being solicited by mail. They may also be solicited by the Company's directors and officers and by the directors, officers and employees of the Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

How many votes are required for the election of directors (Proposal 1)?

In accordance with the Company's bylaws, in order to be elected under Proposal 1 (Election of Directors) a nominee for director must receive the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked "WITHHOLD" on Proposal 1, with respect to one or more individual nominees or to the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

How many votes are required to approve the proposed amendment and restatement of the Company's Articles of Association (Proposal 2)?

Approval of the proposal to amend and restate the Company's Articles of Association will require that more votes be cast "FOR" the proposal than "AGAINST" it. Broker non-votes, if any, and shares represented by proxies or ballots marked "ABSTAIN" on Proposal 2 will have no effect on the outcome of the vote on Proposal 2.

How many votes are required to approve the proposal to amend Article Six, to declassify the Board of Directors (Proposal 3)?

Approval of the proposal to amend Article Six of the Company's Articles of Association to eliminate the provisions dividing the Board into three classes having staggered three-year terms and to provide for annual election of all directors, will require the affirmative vote of the holders of at least 75% of all of the Company's issued and outstanding common stock. This supermajority vote is required under Article Seven of the Company's Articles of Association, which we are also proposing to amend at the annual meeting (Proposal 5). Broker non-votes and votes to "ABSTAIN" on Proposal 3, will have the same effect as a vote against the proposal.

How many votes are required to approve the proposal to amend Article Six, to eliminate certain provisions relating to the Board (Proposal 4)?

Approval of the proposal to amend Article Six of the Company's Articles of Association to eliminate certain provisions relating to the Board will require the affirmative vote of the holders of at least 75% of all of the Company's issued and outstanding common stock. This supermajority vote is required under Article Seven of the Company's Articles of Association, which we are also proposing to amend at the annual meeting (Proposal 5). Broker non-votes and votes to "ABSTAIN" on Proposal 4, will have the same effect as a vote against the proposal.

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How many votes are required to approve the proposal to amend Article Seven, to eliminate the 75% vote requirement for certain amendments (Proposal 5)?

Approval of the proposal to amend Article Seven of the Company's Articles of Association to eliminate the requirement for a 75% supermajority vote to approve certain amendments to the Company's Articles of Association and Bylaws will require the affirmative vote of the holders of at least 75% of the Company's issued and outstanding common stock. Broker non-votes and votes to "ABSTAIN" on Proposal 5, will have the same effect as a vote against the proposal.

How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent auditor (Proposal 6)?

Approval of selection of the Company's independent auditor for 2008 will require that more votes are cast "FOR" than are cast "AGAINST" the proposal. Votes to "ABSTAIN" on Proposal 6 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 6.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, the management and directors of the Company do not know of any other matter that may be put to a vote at the meeting. If such a matter does arise, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

When will the vote results be announced?

The inspectors of election appointed by the Company will count the votes on all Proposals and any other matter voted on at the meeting, and the vote results will be announced at the annual meeting by the inspectors of election.

May shareholders submit nominations for election as directors or for consideration of other matters?

The Company's Bylaws include a process shareholders should follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to the 2008 annual meeting was initially fixed at January 8, 2008, but was extended to the close of business on March 24, 2008 in view of the delayed annual meeting date this year. The deadline for submissions for the 2009 annual meeting is January 6, 2009. Additional information about this process is contained elsewhere in this proxy statement under the caption "SHAREHOLDER NOMINATIONS AND PROPOSALS-Bylaw Requirements for Shareholder Nominations and Proposals." This process applies whether or not the shareholder wishes to include the proposal in the Company's proxy materials.

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In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption "CORPORATE GOVERNANCE-Board Committees-Corporate Governance/Nominating Committee."

What is the deadline to submit a shareholder proposal for inclusion in the Company's 2009 annual meeting proxy statement?

The deadline for submitting a proposal you wish to include in the Company's proxy statement is earlier than the general deadline for providing notice to the Company under the Bylaws. For the 2008 annual meeting, the deadline was December 17, 2007. The deadline for the 2009 annual meeting is ___________, 200__. Proposals may be excluded or included based on applicable rules of the Securities and Exchange Commission ("SEC"). Additional information about this process is contained elsewhere in this proxy statement under the caption "SHAREHOLDER NOMINATIONS AND PROPOSALS-Inclusion of Shareholder Proposals in Company Proxy Materials." This process is separate from the process referred to above that is contained in the Company's Bylaws.

SHARE OWNERSHIP INFORMATION

      The following table shows the amount of common stock beneficially owned by all incumbent directors, nominees for director and executive officers of the Company individually and as a group as of April 8, 2008, the record date for the meeting. Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

	Number of Shares Beneficially Owned and Percent of Class

	Number of Shares	Percent of Class

Directors, Nominees & Executive Officers
Thomas E. Adams (1)	27,734.63%
Charles W. Bucknam, Jr.	1,900.04%
Aminta K. Conant	520.01%
Jacques R. Couture (2)	9,248.21%
Elwood G. Duckless (3)	154,151	3.50%
Rosemary M. Lalime	54,411	1.24%
Marcel M. Locke (4)	13,785.31%
Stephen P. Marsh (5)	56,580	1.29%
Dorothy R. Mitchell	1,507.03%
Anne T. Moore	23,214.53%
Peter J. Murphy (6)	10,304.23%
Richard C. White (7)	64,948	1.48%
Alan A. Wing (8)	10,110.23%

All Directors, Nominees & Executive Officers as a Group (16 in number) (9)	426,512	9.69%

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(1)	Includes 11,545 shares held in an IRA for Mr. Adams' benefit.
(2)

Includes (i) 4,987 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 83 shares held jointly with Mr. Couture's son; and (iii) 1,445 shares held in an IRA for Mr. Couture's benefit. Does not include 1,448 shares held in an IRA for the benefit of Mr. Couture's spouse, as to which beneficial ownership is disclaimed.

(3)	Includes 29,797 shares held in trust for the benefit of Mrs. Duckless. Mr. Duckless has shared voting and investment power over such shares.
(4)	Includes 6,102 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
(5)

Includes (i) 28,556 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 27,122 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan. 29,058 of the shares listed are pledged as collateral for a loan with a nonaffiliated bank.

(6)	Includes 8,000 shares held in trust for the benefit of Mr. Murphy's minor children.
(7)

Includes (i) 59,152 shares indirectly owned by Mr. White through his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; and (ii) 5,376 shares held in an IRA for Mr. White's benefit.

(8)	All such shares are held by Mr. Wing indirectly through his participation in the Company stock fund under the Company's Retirement Savings Plan.
(9)

Includes 77,866 shares as to which voting and investment power is shared and 96,384 shares held indirectly, through participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.

      In addition, as of April 8, 2008, 604,446 shares (13.73%) of the Company's issued and outstanding common stock were held in fiduciary or custodial capacity by the Company's affiliated trust and investment management company, Community Financial Services Group, LLC ("CFSG"), including 346,168 shares, or 7.86%, held on behalf of the Retirement Savings (401(k)) Plan trustee and participants, including the three executive officers named in the share ownership table and three additional executive officers included in group shareholdings shown in the table. It is the practice of CFSG not to vote shares of the Company's common stock unless instructions are received from the beneficial owner.

      Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company's outstanding common stock. The Company has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 2007. Based solely on such review, and except as noted in the following paragraph, the Company believes that all Section 16 filing requirements applicable to its officers and directors for 2007 were complied with.

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PROPOSAL 1

ELECTION OF DIRECTORS

      The Amended and Restated Articles of Association and the Bylaws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of twelve members and the Board has voted to fix the number of directors at twelve for the ensuing year. The incumbent directors whose terms expire at the 2008 annual meeting are Thomas E. Adams, Jacques R. Couture, Dorothy R. Mitchell and Richard C. White and each has been nominated to stand for re-election to a three-year term.

      As described below under "Proposal 3-TO AMEND ARTICLE SIX TO DECLASIFY THE BOARD," the Board is recommending that the shareholders approve an amendment to the Company's Articles of Association to eliminate the division of the Board into classes having staggered three-year terms, and to provide instead for annual election of all directors. If approved, phased implementation of the amendment would begin at the 2009 annual meeting and would be completed at the 2011 annual meeting.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the four nominees to hold office until the 2011 annual meeting of shareholders, or until their respective successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than twelve, as the directors in their discretion may deem advisable.

The following table sets forth certain information concerning each of the nominees and incumbent directors:

Name and Age	Principal Employment (1)	Director of Community Bancorp. Since (2)

Nominees to serve (if elected) until 2011 annual meeting:

Thomas E. Adams, Age 61	Owner, NPC Realty Co., Inc.	1986
	Holland, VT

Jacques R. Couture, Age 57	Dairy Farmer/Maple Producer	1992
	Westfield, VT

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Dorothy R. Mitchell, Age 63	Board member, Vermont Student Assistance	2006
	Corporation; and Former Co-Chair, Vermont
	Historical Society Capital Campaign
	(both community service volunteer positions)

	Montpelier, VT

Richard C. White, Age 62	Chairman and Director, Community Bancorp.	1983
	and Community National Bank
	Derby, VT

Incumbent Directors to serve until 2010 annual meeting:

Charles W. Bucknam, Age 64	Former President and Chief Executive Officer	2008
	LyndonBank
	Lyndonville, VT

Marcel M. Locke, Age 68	Former Proprietor (now retired)	1986
	Parkview Garage
	Orleans, VT

Stephen P. Marsh, Age 60	President, Chief Executive Officer	1998
	and Director, Community Bancorp.;
	President, Chief Executive Officer and
	Director, Community National Bank
	Derby, VT

Peter J. Murphy, Age 49	President and Principal	2007
	Murphy Realty Co., Inc.
	St. Johnsbury, VT
	(commercial real estate development)

Incumbent Directors to serve until 2009 annual meeting:

Aminta K. Conant, Age 54	Director of Lean Six Sigma Lydall, Inc.	2006
	St. Johnsbury, VT
	(auto heat shield manufacturer)

Elwood G. Duckless, Age 67	Past President (now retired)	1987
	Newport Electric Co.
	Newport, VT

Rosemary M. Lalime, Age 61	Principal Broker and Owner	1985
	Coldwell Banker All Seasons Realty
	Newport, VT

Anne T. Moore, Age 64	Principal Real Estate Broker	1993
	Taylor Moore Agency Inc.
	Derby, VT
	(insurance and real estate)


(1)

Each nominee and other incumbent director has held the principal occupation shown in the table for at least the last five years, except for (i) Mr. White, who, prior to 2008, served as Chairman and CEO of both the Company and the Bank (2004-2008), and prior to 2004 served as Chairman, President and CEO of both companies; and (ii) Mr. Marsh, who, prior to becoming President and Chief Executive Officer of the Company and the Bank in 2008, served as President and Chief Operating Officer of both companies (2004-2008), and prior to that served as Vice President of the Company and Executive Vice President and Chief Financial Officer of the Bank.

(2)

Each nominee and each other incumbent director is also a director of Community National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank or its regional advisory boards.

Directors' Fees and Other Compensation

      Directors of the Company also serve as Directors of the Bank. Only the outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All fees are paid in cash. The Company and the Bank do not pay any stock-based compensation to directors.

The schedule of fees for Company and Bank Board service is as follows:

Company Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Disclosure Committee Meeting Fee (1)	275

Bank Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Local Advisory Board Meeting Fee (2)	275

(1)	A member of the Audit Committee attends the meetings of the Company's Disclosure Control Committee, which reviews the Company's periodic reports filed with the SEC.
(2)

Each Bank director attends several meetings a year of the Bank's local advisory boards. Mr. White and Mr. Marsh (the only two employee directors) also attend local advisory board meetings but do not receive any fees for doing so.


      This fee structure is designed to compensate the Bank's outside directors for attendance at Board meetings as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

From time to time the directors may evaluate loan collateral for the Bank, for which they are paid at the rate of $25 per hour.

Directors' Deferred Compensation Plan

      The directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company's Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director's retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the Plan.

      The Company temporarily suspended deferrals under the Plan during 2005, as management evaluated the impact of Section 409A of the Internal Revenue Code, added by the federal American Jobs Creation Act of 2004. Effective January 1, 2006, the Company permitted the directors to resume deferrals. The plan will be amended by year end 2008 to comply with final IRS regulations under Section 409A. In the meantime, the Company will administer the plan in good faith compliance with Section 409A.

Directors' Retirement Plan

      Outside directors who served on the Board of the Company or the Bank for at least five years are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service between 1994 and 2004, inclusive. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company's plans affected by the American Jobs Creation Act of 2004, the Company terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

      As of December 31, 2007, the total accrued and unpaid benefit for all directors covered by the plan was $73,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Directors Adams, Couture, Duckless, Lalime, Locke and Moore each have an accumulated lump sum retirement benefit of $11,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. These benefits represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the plan.


Director Compensation Table

The table below shows the total compensation for Board service paid to each person who served as an outside director of the Company or the Bank during 2007:

2007 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation		Total (2)

Thomas E. Adams	$20,350			$20,350
Aminta K. Conant	$19,250			$19,250
Jacques R. Couture	$18,975	$135	(1)	$19,110
Elwood G. Duckless	$19,250			$19,250
Michael H. Dunn (2)	$14,575			$14,575
Rosemary M. Lalime	$19,250			$19,250
Marcel M. Locke	$19,250	$482	(1)	$19,732
Dorothy R. Mitchell	$19,250			$19,250
Anne T. Moore	$19,250			$19,250
Peter J. Murphy	$13,200			$13,200
Dale R. Wells (3)	$ 5,775			$ 5,775

(1)	Fees paid for collateral appraisals.
(2)	Deceased September, 2007.
(3)	Retired, May, 2007.
The compensation shown in the table above does not include earnings on deferred directors' fees because interest on those amounts is not accrued at a preferential (above market) rate.

Vote Required

      Election of a nominee for director will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. A vote to "WITHHOLD AUTHORITY" as to a nominee will have the effect of a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

CORPORATE GOVERNANCE

Director Independence

      Based on the information available to it, the Company's Board of Directors has determined that all incumbent directors are independent within the meaning of the listing standards of the NASDAQ, except for employee-directors Chairman White and President and CEO Marsh, and director Jacques Couture, who is the brother of Company Treasurer and Bank Vice President and Chief Financial Officer, Louise Bonvechio.


      Under current NASDAQ standards, an independent director is a person other than an officer or employee of the Company or the Bank or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

•	has been employed in any capacity by the Company or the Bank during the past three years;
•	has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $100,000 in any consecutive twelve-month period during the last three years, except for
o	payments relating to ordinary loan or deposit relationships with the Bank
o	compensation for Board service
o	compensation paid to a close family member who is not an executive officer of the Company or the Bank
o	certain retirement benefits or non-discretionary compensation and
o	payments arising solely from investments in the Company's common stock;
•	has a close family member who during the past three years was an executive officer of the Company or the Bank;
•

has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;

•

has been an executive officer of any other entity, or has a close family member who was an executive officer of any other entity, where any of the Company's executives serves on that other entity's compensation committee; or

•	has been, or had a family member who was, a partner or employee of the Company's independent auditor at any time during the last three years.

      In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent even if none of the disqualifying factors listed above applies. However, if any of the above disqualifying factors applies, a director or nominee will not be considered independent.

Board Meeting Attendance

      The Company's Board of Directors held six regular meetings and eight special meetings during 2007. Except as noted below, each incumbent director attended at least 75% of the aggregate of all such Company Board meetings as well as at least 75% of the scheduled Bank Board and committee meetings during 2007. Director Aminta Conant attended approximately 71% and 65%, respectively, of such Company and Bank Board meetings, due to the temporary assignment of extraordinary duties by her employer.


Board Committees

      The Board of Directors has established three standing committees to help it in fulfilling its responsibilities: Audit; Compensation; and Corporate Governance/Nominating. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. All members of the three standing committees are considered to be independent under the NASDAQ standards described above other than Director Jacques Couture, the Chair of the Corporate Governance/Nominating Committee, who is not considered independent under NASDAQ standards due to his sibling relationship with the Bank's Vice President and Chief Financial Officer. Additional information about each of the three standing committees is set forth below. The committee charters are available on the Company's website at www.communitybancorpvt.com.

      Compensation Committee. The responsibilities of the Company's Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company's executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. A report of the Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption "COMPENSATION COMMITTEE REPORT."

      The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Aminta Conant, Elwood Duckless and Peter Murphy. During 2007, the Compensation Committee met three times. The Committee's charter is available on the Company's website at www.communitybancorpvt.com.

      Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance environment of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board, reviews Board compensation and reviews and makes recommendations as to the size, structure, composition and functions of the Bank's regional advisory boards.

      The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics:

•

have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for- profit organization, or such other professional experience as the Committee deems appropriate;

•	be a shareholder of the Company;
•	be willing and able to devote full interest and attendance to the Board and its committees;
•	bring business to the Company and its affiliate, Community Financial Services Group, including personal, business and investment accounts;


•	help develop business and promote the Company and its subsidiary and affiliate throughout our service area;
•	provide advice and counsel to the Board and senior management;
•	bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities;
•	have the ability to serve at least seven years before reaching the mandatory retirement age; and
•	maintain integrity and confidentiality at all times.

      Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

      This year Director Michael Dunn died in office while the merger with LyndonBank was pending. Before recommending a replacement, the Committee considered the advisability of adding a board member from LyndonBank given the importance of maintaining continuity and the perceived advantages of having a board member who was familiar with LyndonBank's territory, customers and employees. Accordingly, the Committee recommended and the Board approved the appointment of Charles Bucknam, LyndonBank's President and CEO, to fill the vacancy on the Board, effective following completion of the merger.

      The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company's Bylaws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption "SHAREHOLDER NOMINATIONS AND PROPOSALS-Bylaw Requirements for Shareholder Nominations and Proposals." The Committee uses the same criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

      In October, the Committee received a shareholder request to do away with our classified or staggered board and elect all directors annually. After considering this request and reviewing recent trends in corporate governance, the Committee felt that this suggestion had merit and recommended it to the Board. The Board then considered the matter and concurred with the Committee's recommendation, authorizing the submission of relevant amendments to the Articles of Association to the shareholders at the 2008 Annual Meeting, as well as additional amendments to streamline and modernize the Articles of Incorporation.

      Following Mr. Dunn's death, the Committee also had to re-consider the composition of our committees. Rosemary Lalime was appointed to take Mr. Dunn's seat on the Audit Committee and Charles Bucknam was appointed to replace Mrs. Lalime on the Corporate Governance/Nominating Committee, effective upon his appointment to the Board. Changes were also made to certain Bank-level committees.


      The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), Charles Bucknam, Marcel Locke, Dorothy Mitchell and Anne Moore. During 2007, the Committee met four times. The Committee's charter is available on the Company's website at www.communitybancorpvt.com.

      Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company's accounting and financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company's independent auditors. It has responsibility for the compensation, termination and oversight of the Company's independent auditors and evaluates the independent auditors' qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company's internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS-Fees Paid to Independent Auditors."

      The Audit Committee has established so-called "whistleblower procedures" for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee's charter, are posted on the Company's website at www.communitybancorpvt.com.

      Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a "financial expert." As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company's rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles ("GAAP") and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company's financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a "financial expert" under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company's Audit Committee.


      The members of the Audit Committee are Thomas Adams (Chair), Aminta Conant, Elwood Duckless, Rosemary Lalime and Peter Murphy. During 2007, the Company's Audit Committee met six times. A report of the Company's Audit Committee is set forth elsewhere in this proxy statement under the caption "AUDIT COMMITTEE REPORT."

Shareholder Communications with the Board

      The Board welcomes communications from shareholders on matters relating to the Company's business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]-Shareholder Communications; c/o Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Attendance at Annual Shareholders Meeting

      All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company's incumbent directors attended the 2007 annual meeting, other than Charles Bucknam, who was not a director at that time.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

      The spouse and son of director Anne Moore are the principal shareholders and executive officers of the Taylor Moore Agency, Inc. (an insurance agency and real estate brokerage firm), and Mrs. Moore is an employee of the agency. Since January 1, 2007, the Company and its subsidiary purchased various insurance coverages through the agency and paid $173,481 in premiums for such coverage. This amount represents gross premiums paid, and not commissions earned by the agency.

      Director nominee Peter J. Murphy is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development firm. Murphy Realty Co., Inc. owns the Price Chopper Supermarket premises in St. Johnsbury at which Community National Bank leases space for its St. Johnsbury branch.

      Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.


AUDIT COMMITTEE REPORT

      The Audit Committee consists of five Directors, each of whom meets applicable legal standards for independence. In the last year, there have been two changes on the Audit Committee. First, Director Peter Murphy was appointed to take the place of former Director Dale Wells, and then Director Rosemary Lalime was appointed to take the place of Director Michael Dunn.

      The Audit Committee's primary responsibility is to oversee the Company's financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those statements.

      Among the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company's independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company's management, the Company's internal auditor and its independent auditors, regarding the following matters:

•	The plan and budget for, and the independent auditors' report on, the audit of the Company's financial statements;

•	The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	Changes in the Company's auditing practices, principles, controls or methodologies, or in the Company's financial statements;

•	Significant developments in auditing rules;

•

The adequacy of the Company's internal auditing controls, and its accounting, financial and auditing personnel; and the establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

      The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2007. First, the Committee discussed with Berry, Dunn, McNeil & Parker, the Company's independent accountants for 2007, those matters Berry, Dunn, McNeil & Parker communicated to and discussed with the Committee under Statement on Auditing Standards No. 61 (Communications with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, Berry, Dunn, McNeil & Parker concerning their independence from the Company and its management as required under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Committee that Berry, Dunn,


McNeil & Parker's independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company's financial statements with the Company's management.

      Based on the discussions with Berry, Dunn, McNeil & Parker, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company's 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

      The Audit Committee Charter provides that the Audit Committee will solicit requests for proposals (RFPs) from outside audit firms every five years. Given the pendency of the merger with LyndonBank and our current firm's familiarity with such matters, the Committee recommended and the Board approved deferring the RFP process for one additional year. However, the Committee did ensure that the Audit Partner will change this year.

      The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2007.

Submitted by the Community Bancorp.
Audit Committee,

Thomas E. Adams, Chair
Aminta Conant
Elwood G. Duckless
Rosemary Lalime
Peter Murphy


EXECUTIVE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company.

Name and Age	Position(s) with the Company and Subsidiaries and Occupation for the Past Five Years

Richard C. White, 62

Chairman and Director, Community Bancorp. and Community National Bank. Previously, Chairman and Chief Executive Officer (2004-2007); and Chairman, President and Chief Executive Officer of both companies (prior to 2004).

Stephen P. Marsh, 60

President, Chief Executive Officer and Director, Community Bancorp. and Community National Bank. Previously, President and Chief Operating Officer and Director of both companies (2004-2007); and Vice President and Director, Community Bancorp. and Executive Vice President, Chief Financial Officer and Director of Community National Bank (prior to 2004).

Alan A. Wing, 63	Vice President, Community Bancorp.; and Executive Vice President, Community National Bank. Previously, Senior Vice President, Community National Bank (prior to 2004).

Kathryn M. Austin, 50	Senior Vice President - Retail Banking, Community National Bank.

Terrie L. McQuillen, 45

Senior Vice President - Loan Administration, Community National Bank (2004 to present). Previously, Vice President - Loan Administration, Community National Bank (prior to 2004); and Compliance and Bank Secrecy Act Officer (2004-2005).

Louise M. Bonvechio, 47

Treasurer, Community Bancorp.; and Vice President and Chief Financial Officer, Community National Bank. Previously, Vice President and Cashier, Community National Bank (2004-2007), and Controller, Community National Bank (prior to 2004).


COMPENSATION COMMITTEE REPORT

      The Compensation Committee reviews and makes recommendations to the full Board of the Bank on all compensation and benefits issues relating to the Chief Executive Officer and other executive officers of the Bank. (No separate compensation is paid to such individuals for their service as executive officers of the Company.) Chairman Richard White served as CEO of the Bank and the Company throughout 2007. During 2007, the recommendations relating to Mr. White's compensation were formulated at the time of his annual performance evaluation, which, as in past years, occurred in June. As CEO, Mr. White made recommendations to the Committee with respect to the 2007 compensation of the other executive officers, including Messrs. Marsh and Wing, which were acted on by the Committee and recommended to the full Board.

      The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

      To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual's performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank's performance. (The Bank's Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

      In Mr. White's case, as in past years, the Board's annual review process included consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, management of shareholder and community relations and regulatory matters. The Board also undertook its own evaluation of Mr. White, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance. The Committee's evaluation resulted in an excellent performance rating for Mr. White in 2007.

      In determining appropriate salary levels for Mr. White and other executive officers, the Board reviewed the results of several salary surveys, including those published by the Bank Administration Institute, Watson-Wyatt Worldwide, the Independent Community Bankers Association, and Berry Dunn McNeil and Parker. The Committee relied most heavily on salary ranges for banking companies of comparable size and location in the Northeast. In Mr. White's case, following its June, 2007 review, the Committee recommended and the Board approved an increase of 2.9% in base salary, from $189,500 to $195,000. This compares to an average base salary from the foregoing surveys of approximately $214,000.


      At its summer meeting, the Committee also discussed with Mr. White what his salary and benefits would be for 2008, in anticipation of his transition to part time employment and stepping down as CEO at year end 2007. In light of Mr. White's stated desire to work half time, the Committee decided that his pay and benefits should be reduced commensurately. Accordingly, starting January 1, 2008, Mr. White's base pay was reduced 50% to $97,500, with comparable reductions in other benefits as follows:

•	Bonus to be approximately 50% of current
•	CTO time (combined time off) would be 50% of current, based on hours worked
•	Health insurance - increase from 20% employee contribution to 40% contribution (two person), the same as for other part time employees
•	401K - retains eligibility as part time employee
•	Life insurance - same basic benefit, but reduced to reflect lower pay (benefit is 3X salary and bonus)
•	Short term and long term disability - not eligible
•

Auto - Committee recommended and Board approved Bank to retain ownership of current auto for Mr. White's use on same terms (i.e. Bank pays for insurance, gas and repairs, and Mr. White is taxed on any personal use).

      The Committee believes these adjustments to Mr. White's compensation and benefits are appropriate in light of his part time status while at the same time properly compensating him for his continued valuable service to the Company and the Bank.

Submitted by the Community Bancorp.
Compensation Committee,

Rosemary M. Lalime, Chair
Thomas E. Adams
Aminta K. Conant
Elwood G. Duckless
Peter J. Murphy


EXECUTIVE COMPENSATION

      The executive officers of the Company did not receive any compensation for services rendered to the Company in 2007 and prior years, but did receive compensation for services rendered in their capacities as executive officers of the Bank.

Compensation Program Objectives

      The key objectives of the Company's compensation programs are: to support and drive business objectives and strategies; to reward competent stewardship of the enterprise; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and its shareholders. The incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

Summary Compensation Table

      The following table summarizes annual compensation earned in 2007 and 2006 for services rendered in all capacities to the Company and the Bank by each of the Company's three most highly-compensated executive officers.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Richard C. White,	2007	$192,250	$36,337	$37,891	$305,659
Chairman, CEO & Director of the Company and the Bank	2006	$186,750	$34,675	$37,041	$258,466

Stephen P. Marsh,	2007	$150,000	$29,071	$38,048	$238,845
President, Treasurer &
Director of the Company, President, COO, CFO & Director of the Bank	2006	$140,250	$27,742	$39,260	$207,252

Alan A. Wing,	2007	$115,250	$21,814	$30,218	$192,403
Vice President of the Company; Executive Vice President of the Bank	2006	$110,500	$20,817	$30,340	$161,657


(1)	Includes voluntary salary deferrals under the Company's Retirement Savings (401(k)) Plan.
(2)

Includes discretionary profit-sharing contributions under the Retirement Savings Plan as follows: For 2007: Mr. White, $28,029; Mr. Marsh, $31,605; and Mr. Wing, $24,348; and for 2006: Mr. White, $27,434; Mr. Marsh, $30,405; and Mr. Wing, $23,719. Also includes (i) matching employer 401(k) contributions under the Plan and the taxable portion of employer-provided term life insurance benefits in excess of $50,000 and (ii) for Messrs. Marsh and Wing, 2006 compensation for unused accrued Combined Time Off (CTO).

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan for the three executive officers named in the Summary Compensation Table ("Named Executive Officers") and for other officers and exempt employees whose compensation is not commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive pools under the plan, one for the three Named Executive Officers and another for all other officers and participating exempt employees.

      Named Executive Officers. The incentive bonus pool for the three Named Executive Officers is based on the Bank's annual rating as of September 30 issued by IDC Financial Publishing, Inc. ("IDC"), an industry-wide recognized ranking service. Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out the Named Executive Officer bonuses in a timely fashion, consistent with Section 409A of the Internal Revenue Code, added by the American Jobs Creation Act of 2004. Section 409A penalizes payout of bonuses later than 2-1/2 months following the calendar year in which the related services were rendered.

      The IDC rating takes into account the Bank's financial performance and risk profile in the areas of asset quality, capital, margins, earnings and liquidity. For the twelve month period ended September 30, 2007, the Company had an IDC rating of "Excellent."

      Bonuses under the plan may only be paid to the Named Executive Officers for a calendar year in which the Bank achieved a return on average assets of at least 1%. If that target is achieved, we determine the size of the executive officer bonus pool is determined under the following formula:

IDC Rating	Percent of After-Tax Earnings

Below Average	0
Average	0.85%
Excellent	2.35%
Superior	3.25%

      The incentive pool is then allocated among the three Named Executive Officers based on fixed percentages for 2007, Messrs. White, Marsh and Wing were entitled to 42%, 33% and 25%, respectively, of the incentive pool for 2007. The Compensation Committee periodically reviews the applicable percentages of after-tax earnings and the allocation percentages and may recommend changes for approval by the Bank's Board of Directors. The allocation percentages have been modified for 2008 to reflect Mr. White's part-time status and Mr. Marsh's promotion to CEO.


      Incentive bonuses paid to the three Named Executive Officers for services rendered in 2007 and 2006 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

      Other Officers and Exempt Employees. The Bank also creates a separate incentive bonus pool under the plan for other officers and qualifying exempt employees. If it attains at least 90% of net income as presented in its budget and has a return on average assets greater than 1%, the Bank places between 1% and 2.5% of its net income in a pool, with the exact percentage of net income available for bonuses determined by attainment of pre-established percentage-of-budgeted net income targets. Each qualifying employee is allotted a portion of the pool based on his or her position in the Bank and involvement in other incentive plans. Part-time exempt employees receive one-half of a full-time allotment.

      If it exceeds its budgeted net income by more than 10%, the Bank creates an additional pool comprising 1.75% of net income, plus 15% of the amount over budget. This additional pool is divided among the same group of officers and exempt employees, allotted based on their position in the Bank. Part-time exempt employees receive one-half of a full-time allotment.

      Several officers (but not the three Named Executive Officers) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily payable in January for services rendered during the preceding fiscal year.

Supplemental Retirement Plan for Executives

      The Company maintains a non-qualified Supplemental Retirement Plan for the three Named Executive Officers. The purpose of the plan is to provide an annual retirement benefit approximating 75% of the average annual bonus earned by the three executives for the five highest years of bonus compensation in the ten years before retirement ("Replacement Benefit"). This benefit, combined with the projected benefits under the Company's Retirement Savings Plan, is designed to approximate the benefit that the executive officers would have been entitled to under the Company's now terminated defined benefit pension plan.

      Under the plan, the Company makes an annual credit to the account of the executive in an amount equal to the level annual deposit that would be required to be made for each year up to his normal retirement date (at attainment of age 65), in order to pay an annual estimated benefit amount approximately equal to the Replacement Benefit. Calculation of the required annual deposit is based on a 6% discount rate, the officer's remaining years to retirement, and payment of the annual benefits in the form of a 240 month annuity. For this purpose, the estimated Replacement Benefit is calculated based on 75% of the average annual bonus compensation earned by the executive for the highest five years during the ten years preceding the calculation date.


      Benefits under the plan are payable at retirement at age 65, or upon earlier disability, in accordance with the participant's election, in a lump sum or in substantially equal installments over the participant's projected life expectancy. If a participant dies before receiving all payments due, the remaining payments will be paid to the participant's designated beneficiary. If a participant dies before benefit payments have commenced, the participant's accrued benefit will be paid out to his designated beneficiary over the beneficiary's projected life expectancy. A participant with at least ten years of service who retires early (before age 65) is entitled to receive his accrued plan benefit on or after attainment of age 55. Each of the three participants is at least age 55 and has at least ten years of service and would therefore be entitled to receive the early retirement benefit if he terminated his employment before reaching retirement age. The estimated accrued lump sum early retirement benefit as of December 31, 2007 for each of the three participants was as follows: Mr. White, $262,938; Mr. Marsh, $139,960; and Mr. Wing, $158,479. Although benefit accruals are held in a special-purpose trust, those funds remain available to satisfy the claims of the Company's creditors.

      The Company is continuing to evaluate the impact on the plan of Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004. The Company expects to amend the plan in certain respects before year end 2008 in order to bring it into compliance with final Internal Revenue Service regulations.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax- deferred basis. For 2008 the plan limits the maximum annual deferral per participant to the lesser of 100% of compensation or $15,500 ($20,500 for participants age 50 and older, who are entitled to make "catch up contributions"). This maximum is adjusted annually for inflation by the Internal Revenue Service. During 2007 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2008. The plan also provides for discretionary profit sharing contributions by the Company. During 2007 all three of the Named Executive Officers made voluntary salary deferrals and received matching employer contributions. Each also received a discretionary profit sharing contribution. These amounts are reflected in the table.

      Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after seven years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant's death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

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      In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the three Named Executive Officers. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made to the account of the three Named Executive Officers for 2007 and 2006 are included in the "All Other Compensation" column of the Summary Compensation Table and footnotes to the table.

Perquisites and other Personal Benefits

      The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to each of the Named Executive Officers and pays related gas and maintenance charges. The Company also pays the expenses of the Named Executive Officers and their spouses in connection with attendance at certain banking-related functions, such as bankers' association conventions, and pays the annual membership dues of Chairman White (a licensed attorney) to the Vermont Bar Association.

Health and Welfare Benefits

      The Company offers the same health and welfare benefits to all salaried and non-salaried employees although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off (CTO).

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF ARTICLES OF ASSOCIATION

      The Company's Amended and Restated Articles of Association as currently in effect (the "Current Articles") contain numerous provisions that are outdated, superfluous and in some cases ambiguous. The Current Articles (subject to adoption of discrete amendments over the years) were adopted in 1982. In the intervening years, the Vermont Business Corporation Act has been comprehensively revised, rendering various provisions in the Current Articles unnecessary. The Corporate Governance/Nominating Committee carefully reviewed the Current Articles and recommended to the Board that an updated and streamlined amendment and restatement of the Company's Articles of Association eliminating unnecessary or superfluous provisions and clarifying ambiguous provisions be proposed to the shareholders for approval at the annual meeting. The full Board concurred with that recommendation.


      The proposed changes to the Current Articles are described below. The full text of the Articles of Association, as proposed to be amended and restated (the "Amended Articles"), is attached to this proxy statement as Appendix A, and the discussion below is qualified by reference to the text of such Amended Articles. Appendix A includes as Exhibit A to the Articles the text of the Certificate (the "Certificate") creating the Company's Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (the "Series A Preferred Stock"). The Company issued 25 shares of Series A Preferred Stock in December, 2007 to partially fund the merger with LyndonBank. No changes to the Certificate are proposed.

      Article Four - Purposes. Article Four of the Amended Articles substitutes the term "financial institution" for "bank" and includes a reference to applicable federal law. This change was deemed appropriate since changes in federal law applicable to financial institution holding companies in recent years have resulted in the term "bank holding company" now having a more restrictive meaning than under prior law. Under amendments to the federal Bank Holding Company Act adopted in 1999, it is now permissible in some circumstances for a so-called "financial holding company" to exercise broader powers than are otherwise permitted to a bank holding company. Although to date the Company has not sought financial holding company status, the Board believed it prudent to modify the language of Article Four in order to avoid any implication that the Company's activities are limited to those of the more restrictive category of "bank holding companies" and to leave open the possibility, in the future, of seeking financial holding company status should that be deemed appropriate in the circumstances.

      Article Eight - Preemptive Rights Denied. The Board proposes to delete Article Eight from the Amended Articles as it is unnecessary under Vermont law and arguably could conflict with the preferred stock authorization in Article Five (Stock). Article Eight denies shareholder preemptive or preferential rights to subscribe to any additional shares of stock of the Company or obligations convertible into Company stock. Under Vermont law (at 11A VSA § 6.30), preemptive rights are automatically denied unless they are affirmatively granted in a corporation's articles of incorporation. Accordingly, denial of preemptive rights is not necessary.

      Moreover, the Company's shareholders at the 2007 annual meeting approved an amendment to Article Five (Stock) authorizing the Board of Directors to issue up to one million shares of preferred stock issuable in one or more series and to fix and determine at the time of issuance the relative rights and preferences of those shares, including preemptive rights (the "2007 Amendment"). Accordingly, under Article Five it would be permissible for the Board to issue preferred shares having preemptive rights. Although the Board has no intention at this time of issuing any such shares, the language in Article Eight could be deemed inconsistent with the later-adopted preferred stock authorization in the 2007 Amendment.

Accordingly, the Board believes that Article Eight should be deleted.


      Article Nine - Voting. Article Nine provides that the holders of the Company's Common Stock will have exclusive voting rights and powers. As noted above, the 2007 Amendment permits the Board to issue preferred stock and to establish the relative rights and preferences of such stock, including voting rights, at the time of issuance. In addition, in some circumstances Vermont law would accord voting rights to the holders of nonvoting preferred stock, such as in connection with an amendment to the Articles of Association which would materially and adversely affect that class or series of shares. Accordingly, the Board believes it appropriate to clarify the voting language in Article Nine (renumbered as Article Eight in the Amended Articles) to clarify that in some circumstances the holders of preferred stock may have voting rights under the provisions of the Articles or applicable law.

      Article Ten - Contracts with Interested Parties. Article Ten purports to validate contracts between the Company and any director, officer or shareholder, or their related parties. The Board believes that such provisions are unnecessary, in that contracts between the Company and related parties are comprehensively governed by Vermont corporate law, which includes legal standards and procedures for approval of such contracts. Those standards and procedures would apply regardless of exculpatory language in the Company's Articles of Association. Moreover, related party contracts are subject to the requirements of Board policy and applicable banking laws, as well as to SEC proxy disclosure rules. Accordingly, the Board concluded that Article Ten is unnecessary and should be deleted.

      Article Twelve - Repurchase of Stock. Article Twelve authorizes the Company to repurchase its own shares to the extent of unreserved and unrestricted earned surplus and capital surplus. The Board believes that this section is unnecessary and should be deleted, as repurchase of shares is regulated under Vermont law (at 11A VSA § 6.31) and is also subject to applicable provisions of the federal Bank Holding Company Act if repurchases exceed permitted thresholds.

      Article Thirteen - Authority to Borrow. Article Thirteen authorizes the Board of Directors to borrow money without shareholder approval as the Board deems advisable and to mortgage or pledge the Company's assets to secure such borrowings. The Board believes that this provision is unnecessary, as the general authority to borrow money and to mortgage and pledge assets is provided under applicable Vermont corporate law (at 11A VSA § 3.02). Moreover, to the extent that Article Thirteen purports to grant authority to the Board to mortgage or pledge all or substantially all of the Company's assets in all circumstances without shareholder vote, it is inconsistent with applicable Vermont law (at 11A VSA § 12.02), which would require shareholder approval in some circumstances. Accordingly, the Board believes Article Thirteen should be deleted.

      Article Fourteen - Voting Rights of Debenture Holders. Article Fourteen contains provisions granting holders of the Company's debentures the right to elect two directors in the event of a debenture default. A default is defined as an arrearage in debenture interest payments that exists for at least thirty days. These provisions were incorporated into the terms of the Company's 9% and 11% convertible debentures issued in 1986 and 1984, respectively. All of such debentures, however, have since matured or been converted and none are presently outstanding. Moreover, although the Company issued debentures to its wholly-owned subsidiary, CMTV Statutory Trust I, in connection with its trust preferred securities issuance last year, the documentation for that issuance comprehensively regulates debenture defaults and remedies, without reference to Article Fourteen. Accordingly, the Board deems it appropriate at this time to delete Article Fourteen from the Company's Articles.


      Proposals 3, 4 and 5. As discussed below, Proposals 3, 4 and 5 propose amendments to Articles Six (Board of Directors) and Seven (Amendment of Articles of Association and Bylaws). Should those amendments be adopted, the text of Articles Six and Seven, as so amended, will be substituted in the Amended Articles at Appendix A in lieu of the text of such articles shown in the Appendix.

Vote Required

      Under applicable Vermont law, approval of the proposed amendment and restatement of the Company's Articles of Association will require that more votes be cast "FOR" than "AGAINST" the proposal. A vote to "ABSTAIN" on Proposal 2 will not affect the outcome of the vote on that proposal.

PROPOSAL 3

AMENDMENT OF ARTICLE SIX TO DECLASSIFY THE BOARD

      At the annual meeting the Board is asking shareholders to approve a series of related amendments to the Company's Current Articles (Proposals 3, 4 and 5), relating to the composition of the Board of Directors. Proposal 3 seeks to phase out the three-year staggered terms of directors and to provide instead for annual election of all directors. Under the present classified board structure, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. If the declassification proposal is approved and becomes effective, all directors will be elected to one-year terms of office after their three-year terms expire at the 2009, 2010 or 2011 annual meetings.

      Classified boards have been widely adopted and have a long history in corporate law. The Company's classified board structure has been in place since the Company's organization in 1982. Proponents of classified boards believe that they provide continuity and stability to the board, facilitate a long-term outlook by the board and enhance the independence of non-employee directors. On the other hand, an increasing number of investors have come to believe that the classified board structure reduces accountability of directors because it limits the ability of shareholders to evaluate and elect all directors on an annual basis. In 2007, a shareholder requested that the Board consider taking the steps necessary to eliminate the classified board structure and provide instead for annual election of all directors. In response to this suggestion, the Corporate Governance/Nominating Committee considered the advantages and disadvantages of maintaining the classified board structure, particularly in light of evolving corporate governance practices and changing investor sentiment. The Committee took note of the fact that the Company's Bylaws already require election of directors by majority, rather than plurality vote, which is in accord with prevailing good governance standards and is generally viewed favorably by investors. After due consideration, on balance the Committee concluded that annual election of all directors by majority vote is desirable, and the full Board concurred in that conclusion.


If the proposal is approved and becomes effective, the current classified board structure will be phased out as follows:

•	Current directors, including those elected to three-year terms at the 2008 annual meeting, will continue to serve the remainder of their elected terms; and
•	Starting with the 2009 annual meeting, directors whose terms expire will be elected annually so that by the 2011 annual meeting, all directors will be elected annually.

If Proposal 3 is approved and becomes effective, the Board of Directors will adopt conforming amendments to the Company's Bylaws.

      The text of Article Six, as proposed to be amended, is contained in Appendix B to this proxy statement. Amendment of Article Six to declassify the Board of Directors will only take effect if the proposal to further amend Article Six, as provided in Proposal 4 below, is also approved by the requisite vote of the shareholders at the annual meeting.

Vote Required

      In accordance with the supermajority vote requirement in Article Seven of the Company's Articles of Association, approval of Proposal 3 to amend Article Six will require the affirmative vote of the holders of at least 75% of the Company's outstanding shares of common stock. A vote to "ABSTAIN" on Proposal 3 will have the same effect as a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

AMENDMENT OF ARTICLE SIX TO ELIMINATE CERTAIN PROVISIONS RELATING TO THE BOARD

In conjunction with the proposal to eliminate the classified board structure, the Committee recommended and the Board approved, deleting Paragraphs B, C and D of Article 6.

      Paragraph B of Article Six provides for filling of vacancies on the Board by vote of the Directors. The Board believes that provision is unnecessary in that the applicable legal standards and requirements for removal of directors are contained in Vermont law (at 11A VSA § 8.10), which generally permits vacancies arising for any reason to be filled by the shareholders or directors (even if less than a quorum).

      There is no substantive difference between Paragraph B and applicable Vermont law since Paragraph B does not purport to prohibit the filling of vacancies by vote of the shareholders. Accordingly, the Corporate Governance/Nomination Committee recommended, and the Board approved, deleting Paragraph B of Article Six as it is superfluous and unnecessary.


      Paragraph C of Article Six restricts the ability of shareholders to remove directors. Paragraph C permits the removal of directors only for cause and by vote of the holders of at least 75% of the Company's combined voting power of shares entitled to vote in the election of directors. This provision is more restrictive than would otherwise apply under Vermont law. The Vermont Business Corporation Act (at 11A VSA § 8.08) provides that unless the articles of incorporation provide that directors may be removed only for cause, directors may be removed with or without cause, by ordinary vote of the shareholders.

      As with the proposal to declassify the Board, the Corporate Governance/Nominating Committee recommended, and the full Board approved, the proposal to eliminate the limitations on the ability of shareholders to remove directors. The Board believes that, like annual election of all directors, the ability of shareholders to remove directors with or without cause and by ordinary vote increases the accountability of the Board to the shareholders and reduces the possibility of entrenchment of management. Accordingly, the Committee and full Board concluded that deletion of Paragraph C of Article Six is in the best interests of the Company and its shareholders. By deleting Paragraph C, shareholders will have the ability, in accordance with Vermont corporate law and the Company's Bylaws, to remove directors with or without cause, by majority vote.

      Paragraph D of Article Six provides that in the event of inconsistency between Articles Six (Board of Directors) and Fourteen (Voting Rights of Debenture Holders), Article Fourteen will control. In view of the proposed deletion of Article Fourteen (see discussion of Proposal 2 above) the Committee recommended and the Board approved deletion of Paragraph D as an appropriate conforming amendment.

If Proposal 4 is approved and becomes effective, the Board of Directors will adopt conforming amendments to the Company's Bylaws.

      The text of Article Six, as proposed to be amended, is contained in Appendix B to this proxy statement. Amendment of Article Six to delete Paragraphs B, C and D will only take effect if the proposal to further amend Article Six, as provided in Proposal 3 above, is approved by the requisite vote of the shareholders at the annual meeting.

Vote Required

      In accordance with the supermajority vote requirement in Article Seven of the Articles of Association, approval of Proposal 4 to amend Article Six will require the affirmative vote of the holders of at least 75% of the Company's outstanding shares of common stock. A vote to "ABSTAIN" on Proposal 4 will have the same effect as a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.


PROPOSAL 5

AMENDMENT OF ARTICLE SEVEN TO ELIMINATE THE 75% VOTE REQUIREMENT FOR CERTAIN AMENDMENTS

      Article Seven of the Company's Articles of Association provides that amendments to Article Six (Board of Directors) and specified sections of the Company's Bylaws that contain provisions substantially identical to those in Article Six may only be amended by the affirmative vote of the holders of 75% or more of the combined voting power of the Company's outstanding shares of capital stock entitled to vote in the election of directors.

      As with classification of the Board of Directors and provisions limiting removal of directors for cause, supermajority voting requirements are generally regarded as favorable to management, because the provisions requiring a supermajority vote are more difficult to amend. In the view of the Corporate Governance/Nominating Committee and the full Board, the supermajority provisions permit a minority of shareholders to defeat certain amendments even if the holders of a majority of the Company's common stock, as well as the Board, believe that such amendments are in the best interest of the Company and its shareholders. The Board believes that amending Article Seven to permit amendment of Article Six and the Bylaws by resolution of a majority of the directors or by vote of the shareholders, and removing the supermajority provisions, will be more democratic because supermajority requirements give disproportionate influence to holders of a minority of the shares by giving such shareholders a "blocking" position with respect to important matters regarding the Company's governing body. Amending Article Seven as proposed would mean that future amendments to Article Six and to all provisions of the Bylaws, including those currently specified in Article Seven, may be adopted by either the Board of Directors or by the shareholder vote otherwise required under Vermont law for approval of such action. In general, Vermont law provides that, assuming a quorum is present, action on a matter by a voting group will be approved if more votes are cast for the action than against it.

If Proposal 5 is approved and becomes effective, the Board of Directors will adopt conforming amendments to the Company's Bylaws.

      The text of Article Seven, as proposed to be amended, is contained in Appendix C to this proxy statement. Amendment of Article Seven to eliminate the supermajority vote requirements will only take effect if the proposed amendments to Article Six (Proposals 3 and 4) are approved by the requisite vote of the shareholders at the annual meeting.

      Vote Required. Under the terms of Article Seven, as presently in effect, and applicable Vermont law governing amendment of supermajority provisions, approval of the proposed amendment to Article Seven will require approval by the holders of at least 75% of the Company's issued and outstanding shares of common stock. A vote to "ABSTAIN" on Proposal 5 will have the same effect as a vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.


PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board has appointed Berry, Dunn, McNeil & Parker ("BDMP") as the Company's independent auditors to audit Community Bancorp.'s consolidated financial statements for the year ending December 31, 2008. BDMP served as the Company's independent auditors for 2007 and 2006 and also provided certain tax and other audit-related services in those years. See "Fees Paid to Independent Auditors" below. Representatives of BDMP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

      Although neither Vermont law nor the Company's Bylaws requires the submission of the selection of the Company's independent auditors to the shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BDMP as the Company's independent auditors for 2008. If the shareholders fail to ratify this appointment, the Audit Committee may reconsider whether to retain BDMP and may retain that firm or another firm without resubmitting the matter to the shareholders.

Pre-Approval Required for Services of Independent Auditors

      As part of its duties, the Audit Committee is required to pre-approve audit and non audit services performed by the Company's independent auditors, in order to ensure that the provision of such services does not impair the auditors' independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee's charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BDMP described under the captions below was preapproved by the Audit Committee.

Fees Paid to Independent Auditors

Audit Fees. The aggregate fees billed for professional services rendered by BDMP for the audit of the Company's annual financial statements included in each of the Company's Forms 10-K, review of financial statements included in each of the Company's Forms 10-Q and audit of the Company's Retirement Savings Plan, for the years ended December 31, 2007 and 2006 were $112,520 and $88,354, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company's financial statements in the years ended December 31, 2007 and 2006 were $12,932 and $1,634, respectively. These services related to implementation of the Sarbanes-Oxley Act of 2002 and the application of accounting pronouncements (for 2007 and 2006) and merger-related services (for 2007).


Tax Fees. The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning in the years ended December 31, 2007 and 2006 were $8,455 and $9,916, respectively. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees. There were no other fees billed for services provided by BDMP, other than the services reported in the paragraphs above, in the years ended December 31, 2007 and 2006.

Vote Required

Ratification of the selection of the Company's independent auditors for the ensuing year will require that more votes be cast "FOR" than "AGAINST" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6.

ANNUAL REPORT

The Company's Annual Report to Shareholders for the year ended December 31, 2007, including consolidated financial statements and the report of BDMP thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Bylaw Requirements for Shareholder Nominations and Proposals

      A shareholder may make a nomination for director from the floor at the annual meeting, under procedures specified in Section 2.12 of the Company's Bylaws. Advance written notice of proposed nominations must be given to the Company. Such notice must be received by the Company on or before January 6, 2009 in order for a nomination to be made from the floor at the 2009 annual meeting. The notice of nomination should be sent to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829 and must contain the following information for each nomination: (a) the name and address of the shareholder of record who intends to make the nomination, and if acting on behalf of a beneficial owner, the name and address of such beneficial owner; (b) the number of shares of the Company's common stock owned of record or beneficially by the nominating shareholder; (c) a representation that the nominating shareholder is a shareholder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (d) the name and address of the person to be nominated; (e) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (f) such other information regarding the nominee as would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and (g) the written consent of the nominee to serve as a director of the Company if elected.


      In addition to the above process for shareholder nominations from the floor, the Corporate Governance/Nominating Committee will consider shareholder recommendations for possible Board nominees. Information about this process is contained elsewhere in this proxy statement under the caption "CORPORATE GOVERNANCE-Board Committees-Corporate Governance/Nominating Committee."

      A shareholder may present matters from the floor for action by the shareholders at the annual meeting, under procedures specified in Section 2.12 of the Company's Bylaws. Advance written notice of any matters to be presented must be given to the Company. Such notice must be received by the Company on or before January 6, 2009 in order to be considered from the floor at the 2009 annual meeting. The notice should be sent to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829 and must contain the following information: (a) the name and address of the shareholder who intends to make a proposal, and if acting on behalf of a beneficial owner, the name and address of such beneficial owner; (b) the number of shares of the Company's common stock owned of record or beneficially by the shareholder-proponent; (c) a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to present his or her proposal; (d) a brief description of the proposal; (e) the reasons for making the proposal; and (f) any direct or indirect interest of the shareholder or any person on whose behalf the shareholder is acting, in making such proposal.

      The above process, which is governed by the Company's Bylaws, is in addition to, and separate from the process described below under "Inclusion of Shareholder Proposals in Company Proxy Materials," which is governed by SEC Rules and which has an earlier notification deadline.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

      Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for this purpose for the 2009 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no later than ______, 2009, the same date as described above for notice of proposals to be made from the floor at the annual meeting.


Inclusion of Shareholder Proposals in Company Proxy Materials

      There is a separate process from that described above, with an earlier notification deadline, if a shareholder seeks to have his or her proposals included in the Company's proxy materials for the 2007 annual meeting. In order to be considered for inclusion in the Company's proxy material for the 2009 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December __, 2008, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829.

OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2008 annual meeting other than the three items described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

VOTING QUESTIONS OR ASSISTANCE

      If you have any questions or require assistance with the voting process, contact either Corporate Secretary Chris Bumps or the Company's stock transfer agent, Registrar & Transfer Company, at the address or telephone number shown below:

Chris Bumps, Corporate Secretary Community Bancorp. P.O. Box 259 Derby, VT 04829 (802) 334-7915	Registrar & Transfer Company Attn: Investor Relations Dept. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948


APPENDIX A

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF COMMUNITY BANCORP.

(As Amended and Restated ________, 2008)

ARTICLE ONE NAME

The name of the Corporation shall be Community Bancorp.

ARTICLE TWO OPERATING YEAR

The Corporation shall operate on a calendar year basis.

ARTICLE THREE DURATION

The period of duration shall be perpetual.

ARTICLE FOUR PURPOSES

The purpose or purposes for which the Corporation is organized are:

(a) To act as a holding company for one or more financial institutions;

(b)

To transact any and all lawful business for which corporations may be incorporated under the Vermont Business Corporation Act as permitted to financial institution holding companies under applicable federal law;

(c)

To do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the Corporation;

(d) To exercise all powers granted to corporations under the Vermont Business Corporation Act.

      The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes, and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation.


ARTICLE FIVE STOCK

Section A. The aggregate number of shares of common stock the Corporation shall have authority to issue is 10,000,000 shares, with a par value of $2.50 per share.

      Section B. The aggregate number of shares of preferred stock the Corporation shall have authority to issue is 1,000,000, without par value, issuable in one or more series. The Board of Directors of the Corporation is hereby authorized to divide the shares of preferred stock into one or more series and to fix and determine by resolution the relative rights and preferences of any series so established, to the fullest extent permitted by law, including, without limitation, any voting powers, dividend rights, conversion rights, preemptive rights, liquidation preferences and redemption provisions.

ARTICLE SIX BOARD OF DIRECTORS

The following provisions shall govern the classification, election, appointment and removal of directors.

      Section A. Subject to Section D below, the Board of Directors shall consist of not less than 9 nor more than 25 shareholders, the exact number to be fixed from time to time in the manner set forth in the Bylaws. The Directors (other than directors, if any, elected under Article Fourteen* of these Articles) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Upon their initial election, the members of the first class shall hold office for a term expiring at the next annual meeting of shareholders after their election, the members of the second class shall hold office for a term expiring at the second annual meeting of shareholders after their election, and the members of the third class shall hold office for a term expiring at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

      Section B. Subject to Section D below, any vacancies in the Board of Directors resulting from death, resignation, retirement or removal from office of a director may be filled by the Board of Directors, acting by a majority of the directors then in office (other than directors, if any, elected under Article Fourteen* of these Articles), although less than a quorum. Any director chosen to fill a vacancy as provided herein shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and shall have qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

* Deleted by amendment in 2008.


      Section C. Subject to Section D below, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all the then-outstanding shares of the Corporation's capital stock entitled to vote generally in the election of the directors (other than directors, if any, elected under Article Fourteen* of these Articles.)

      Section D. Nothing contained in Sections A through C of this Article Six shall be deemed to alter, amend or repeal any of the provisions of Article Fourteen* of these Articles of Association, which confers, under circumstances described therein, on the holders of the debentures referred to therein, the right to elect directors in certain circumstances. During any period in which such rights may be exercised, the provision or provisions conferring such rights shall prevail over any provision of this Article Six inconsistent therewith.

ARTICLE SEVEN AMENDMENT OF ARTICLES OF ASSOCIATION AND BYLAWS

      Except as hereinafter provided for in this Article Seven, the Bylaws of the Corporation may be altered, amended or repealed by the directors, acting by resolution of a majority of the directors then in office or by resolution of the shareholders. Notwithstanding any other provision of these Articles of Association or the Bylaws of the Corporation and notwithstanding the fact that some lesser percentage may be specified by law, the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of the Corporation's capital stock entitled to vote generally in the election of directors (other than directors, if any, elected under Article Fourteen* of these Articles) shall be required to amend, alter, change or repeal, in whole or in part, (1) Article Six of these Articles of Association, or (2) Sections 3.02, 3.03, 3.04, 3.05 or 3.06 of the Corporation's Bylaws.

ARTICLE EIGHT VOTING

      Except for voting rights, if any, provided to the holders of the Corporation's preferred stock in accordance with Section B of Article Five of these Articles of Association or by applicable law, the holders of the Corporation's common stock shall have the exclusive voting rights and powers, and each issued and outstanding share of such common stock shall be entitled to one vote on each matter submitted to a vote of the holders of the Corporation's common stock.

ARTICLE NINE INDEMNIFICATION

      The Board of Directors is authorized to adopt such By-laws and other regulations or arrangements (including contracts) providing for indemnification of, and advancement of expenses to, any person who is or was a director, officer, employee or agent of the Corporation, as the Directors may deem advisable, to the extent not inconsistent with applicable law.

* Deleted by amendment in 2008.


ARTICLE TEN LIMITATION OF DIRECTOR LIABILITY

      A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated; or (d) an intentional or reckless criminal act. This Article Ten shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Article becomes effective. No amendment or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE ELEVEN INCORPORATOR

The incorporator is a natural person who has attained the age of majority and is a resident of the State of Vermont.

Dated at Derby, in the County of Orleans, and State of Vermont, this 18th day of June, 1982.

/s/ Arthur S. Judd, Jr. Incorporator P.O. Box 398 Derby, Vermont 05829

EXHIBIT A

COMMUNITY BANCORP.

CERTIFICATE OF CREATION, DESIGNATION, POWERS,
PREFERENCES, RIGHTS, PRIVILEGES, QUALIFICATIONS,
LIMITATIONS, RESTRICTIONS, TERMS AND CONDITIONS
of
SERIES A FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK
(Without Par Value)

      I, Christianne Bumps, Secretary of Community Bancorp., a Vermont corporation (the "Company"), do hereby certify that, pursuant to authority vested in the Board of Directors of the Company by 11A VSA § 6.02 and Article Five, Section B of the Company's Amended and Restated Articles of Association (the "Articles"), the Board of Directors adopted Resolution Approving Designation and Issuance of Series A Preferred Shares on December 18, 2007, which resolution is now, and at all times since such date has been, in full force and effect, and that the Chairman and Chief Executive Officer, pursuant to the authority delegated to him by such resolution, approved the final terms of the issuance and sale of the series of preferred stock of the Company designated above.


      The Series A Fixed-to-Floating Rate Non-Cumulative Preferred Stock shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions:

1. Designation, Number of Shares and Seniority

      The series of preferred stock of the Company created hereby (the "Series A Non-Cumulative Preferred Stock") shall be designated "Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock," shall be without a par value and shall consist of twenty-five (25) shares. Subject to Sections 8.B and 9.H below, the Board of Directors shall be permitted to increase the authorized number of such shares at any time. The Series A Non-Cumulative Preferred Stock shall rank prior to the Common Stock of the Company, $2.50 par value per share (the "Common Stock") as to both dividends and distributions upon liquidation, to the extent provided in this Certificate.

2. Dividends

      A. For each Dividend Period from December 27, 2007 through December 31, 2012, holders of outstanding shares of Series A Non-Cumulative Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, non-cumulative cash dividends at the annual rate of 7.50%, or $7,500.00, per share of Series A Non-Cumulative Preferred Stock. Dividends on the Series A Non-Cumulative Preferred Stock shall accrue from but not including December 27, 2007 and will be payable in arrears when, as and if declared by the Board of Directors quarterly on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on March 31, 2008. If a Dividend Payment Date is not a "Business Day," the related dividend will be paid not later than the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which national banks operating in Vermont are closed, or (iii) a day on which the offices of the Company are closed.

      If declared, the initial dividend, which will be for the period from but not including December 27, 2007 through and including March 31, 2008, will be $83.33 per share. Thereafter, through December 31, 2012, dividends will accrue from Dividend Period to Dividend Period at a rate equal to 7.50% divided by four; the amount of dividends payable in respect of any shorter period shall be computed on the basis of twelve 30-day months and a 360-day year. Except for the initial Dividend Payment Date, the "Dividend Period" relating to a Dividend Payment Date will be the period from but not including the preceding Dividend Payment Date through and including the related Dividend Payment Date.

      B. For the Dividend Period beginning on January 1, 2013 and for each Dividend Period thereafter, dividends will accrue from Dividend Period to Dividend Period at a variable per annum rate, adjusted quarterly, equal to the Prime Rate (as hereinafter defined) in effect on the first Business Day of each quarterly Dividend Period. The amount of each dividend payable for any Dividend Period beginning on or after January 1, 2013 shall be computed on the basis of the actual number of days elapsed during such period and a 360-day year.


      As used herein the term "Prime Rate" shall mean the "Prime Rate" published by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as the same may be changed from time to time. If more than one Prime Rate is published, the highest rate published shall be deemed the Wall Street Journal Prime Rate. If the publishing of the Wall Street Journal Prime Rate shall be discontinued, then the Prime Rate shall be the corporate or similar rate (if any) published by the Wall Street Journal in replacement thereof based on similar base rates on corporate loans or, if no such replacement index shall be published, the Prime Rate shall be based on a published index which, in the Company's sole determination, most nearly corresponds to the Wall Street Journal Prime Rate. The Company shall furnish written notice of any such change in the index to each holder of record of the Series A Non-Cumulative Preferred Stock.

      C. Each such dividend shall be paid to the holders of record of outstanding shares of the Series A Non-Cumulative Preferred Stock as they appear in the books and records of the Company on such record date as shall be fixed in advance by the Board of Directors, not to be earlier than 60 days nor later than 10 days preceding the applicable Dividend Payment Date. No dividends shall be declared or paid or set apart for payment on the Common Stock or any other class or series of stock ranking junior to or (except as hereinafter provided) on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends unless dividends have been declared and paid or set apart (or ordered by the Board of Directors to be set apart) for payment on the outstanding Series A Non-Cumulative Preferred Stock in respect of the then-current Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Non-Cumulative Preferred Stock in the event that the Company shall not have declared or paid or set apart (or the Board of Directors shall not have ordered to be set apart) dividends on the Series A Non-Cumulative Preferred Stock in respect of any prior Dividend Period.

      D. Dividends on the Series A Non-Cumulative Preferred Stock are non-cumulative. In the event that the Company shall not pay when due any one or more dividends or any part thereof on the Series A Non-Cumulative Preferred Stock, the holders of the Series A Non-Cumulative Preferred Stock shall not have any claim in respect of such non-payment so long as no dividend is paid on the Common Stock or on any other junior or parity stock in violation of the preceding sentence.

      E. Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Series A Non-Cumulative Preferred Stock without the payment of any dividends on the Common Stock or any other class or series of stock from time to time outstanding ranking junior to the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends.

      F. No dividend shall be declared or paid or set apart for payment on any shares of the Series A Non-Cumulative Preferred Stock if at the same time any arrears or default exists in the payment of dividends on any outstanding class or series of stock of the Company ranking prior to or on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends. If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any other class or series of the Company's capital stock ranking on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends, all such dividends that have been declared on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any such other class or series shall be paid pro rata, so that the respective amounts of dividends paid per share on the Series A Non-Cumulative Preferred Stock and on such other class or series shall in all cases bear to each other the same ratio that the respective amounts of dividends declared but unpaid per share on the shares of the Series A Non-Cumulative Preferred Stock and on the shares of such other class or series bear to each other.

      G. Holders of shares of the Series A Non-Cumulative Preferred Stock shall not be entitled to any dividends, in cash or in property, other than as herein provided and shall not be entitled to interest, or any sum in lieu of interest, on or in respect of any dividend payment.


3. Optional Redemption

      A. Subject to (i) the notice provisions set forth in Section 3.B below, (ii) the receipt by the Company of the prior approval of the Board of Governors of the Federal Reserve System (or its delegate, the Federal Reserve Bank of Boston), and (iii) any further limitations which may be imposed by law or by any contract, agreement or indenture by which the Company is bound, the Company may redeem the Series A Non-Cumulative Preferred Stock, in whole or in part, out of funds legally available therefor, at the redemption price of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of the dividend, if any, otherwise payable with respect to that portion of the Dividend Period that ends on the date of redemption, accrued through and including the date of such redemption, whether or not declared. If fewer than all of the outstanding shares of the Series A Non-Cumulative Preferred Stock are to be redeemed, the Company shall select shares to be redeemed from the holders of record of the outstanding shares not previously called for redemption on a pro rata basis (as nearly as possible) among such holders of the Series A Non-Cumulative Preferred Stock. If the Company redeems the Series A Non-Cumulative Preferred Stock, the dividend that would otherwise be payable with respect to that portion of the Dividend Period ending on the date of redemption will be included in the redemption price of the shares redeemed and will not be separately payable.

      B. In the event the Company shall redeem any or all of the Series A Non-Cumulative Preferred Stock as aforesaid, notice of such redemption shall be given by the Company by first class mail, postage prepaid, mailed neither less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares of the Series A Non-Cumulative Preferred Stock being redeemed, at such holder's address as the same appears in the books and records of the Company. Each such notice shall state the number of shares being redeemed from each holder of record of the shares of the Series A Non-Cumulative Preferred Stock, the redemption price, the redemption date and the place at which such holder's certificate(s) representing shares of the Series A Non-Cumulative Preferred Stock must be presented for cancellation or exchange, as the case may be, upon such redemption. Failure to give notice, or any defect in the notice, to any holder of the Series A Non-Cumulative Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of the Series A Non-Cumulative Preferred Stock being redeemed.

      C. Notice having been mailed as aforesaid, from and after the redemption date specified therein and upon payment of the consideration set forth in Section 3.A above, said shares of the Series A Non-Cumulative Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of the Series A Non-Cumulative Preferred Stock shall cease, with respect to shares so redeemed, other than the right to receive the redemption price for such redeemed shares.

D. Any shares of the Series A Non-Cumulative Preferred Stock which shall have been redeemed shall, after such redemption, no longer have the status of authorized, issued or outstanding shares.

4. No Voting Rights

Except to the limited extent set forth in Section 9.H below, the shares of the Series A Non-Cumulative Preferred Stock shall not have any voting powers, either general or special.

5. No Redemption, Conversion or Exchange Rights

      The holders of shares of the Series A Non-Cumulative Preferred Stock shall not have any right to require that the Company redeem any or all of such shares nor any right to convert such shares into or exchange such shares for any other class or series of capital stock or other securities or obligations of the Company.


6. No Preemptive Rights

      No holder of the Series A Non-Cumulative Preferred Stock shall as such holder have any preemptive right to purchase or subscribe for any other shares, rights, options or other securities of any class or series of the Company which at any time may be sold or offered for sale by the Company.

7. Liquidation Rights and Preference

      A. Except as otherwise set forth herein, upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after payment of or provision for the liabilities of the Company and the expenses of such dissolution, liquidation or winding up, the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock of the Company ranking junior to the Series A Non-Cumulative Preferred Stock, the amount of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the dividend, if any, otherwise payable for the portion of the then-current Dividend Period accrued through and including the date of payment in respect of such dissolution, liquidation or winding up. The holders of the outstanding shares of any class or series of the Company's stock then ranking on a parity with the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any such payment or distribution shall be made on the Common Stock or any other class or series of the Company's stock ranking junior to the Series A Non-Cumulative Preferred Stock and to such parity stock, any corresponding preferential amount to which the holders of such parity stock may, by the terms thereof, be entitled; provided, however, that if the assets of the Company available for distribution to stockholders shall be insufficient for the payment of the amount which the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of the outstanding shares of such parity stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Company as aforesaid, then, subject to subsection B of this Section 7, all of the assets of the Company available for distribution to stockholders shall be distributed to the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and to the holders of outstanding shares of such parity stock pro rata, so that the amounts so distributed to holders of the Series A Non-Cumulative Preferred Stock and to holders of such classes or series of such parity stock, respectively, shall bear to each other the same ratio that the respective distributive amounts to which they are so entitled bear to each other. After the payment of the aforesaid amounts to which they are entitled, the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of outstanding shares of any such parity stock shall not be entitled to any further participation in any distribution of assets of the Company.

      B. Notwithstanding the foregoing, upon the dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Non-Cumulative Preferred Stock then outstanding shall not be entitled to be paid any amounts to which such holders are entitled pursuant to subsection A of this Section 7 unless and until the holders of any classes or series of stock of the Company ranking prior upon liquidation to the Series A Non-Cumulative Preferred Stock shall have been paid all amounts to which such classes or series are entitled pursuant to their respective terms.

      C. Neither the sale of all or substantially all of the property or business of the Company, nor the merger, consolidation or combination of the Company into or with any other corporation or entity, nor any change in control of the Company shall be deemed to be a dissolution, liquidation or winding up for the purpose of this Section 7.


8. Additional Series of Preferred Stock

      A. Subject to Section 8.B, (i) the Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional series of the Company's preferred stock, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof; and (ii) any such class or series of stock may rank prior to or on a parity with or junior to the Series A Non-Cumulative Preferred Stock as to dividends or upon liquidation or otherwise.

      B. Notwithstanding anything herein to the contrary, the unanimous consent of the holders of all of the outstanding shares of the Series A Non-Cumulative Preferred Stock shall be required under Section 9.H(ii) prior to (i) the creation of any class or series of preferred stock having parity with, or a preference over, the Series A Non-Cumulative Preferred Stock in payment of dividends or upon liquidation of the Company or (ii) the authorization of additional shares of the Series A Non-Cumulative Preferred Stock.

9. Miscellaneous

A. Any stock of any class or series of the Company's preferred stock shall be deemed to rank:

      (i) prior to the shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of the Series A Non-Cumulative Preferred Stock;

      (ii) on a parity with shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series A Non-Cumulative Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the holders of shares of the Series A Non-Cumulative Preferred Stock; and

      (iii) junior to shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if such class or series shall be Common Stock, or if the holders of shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series.

      B. The Company and any agent of the Company may deem and treat the holder of a share or shares of Series A Non-Cumulative Preferred Stock, as shown in the Company's books and records, as the absolute owner of such share or shares of Series A Non-Cumulative Preferred Stock for the purpose of receiving payment of dividends in respect of such share or shares of Series A Non-Cumulative Preferred Stock and for all other purposes whatsoever, and neither the Company nor any agent of the Company shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Company on or with respect to any such share or shares of Series A Non-Cumulative Preferred Stock.

C. The shares of the Series A Non-Cumulative Preferred Stock, when duly issued, shall be fully paid and non-assessable.


      D. The Series A Non-Cumulative Preferred Stock shall be issued, and shall be transferable on the books of the Company, only in whole shares, it being intended that no fractional interests in shares of Series A Non-Cumulative Preferred Stock shall be created or recognized by the Company.

E. For purposes of this Certificate, the term "the Company" means Community Bancorp. and includes any successor thereto by operation of law or by reason of a merger, consolidation or combination.

      F. This Certificate and the respective rights and obligations of the Company and the holders of the Series A Non-Cumulative Preferred Stock with respect to such Series A Non-Cumulative Preferred Stock shall be construed in accordance with and governed by the laws of the State of Vermont.

      G. Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served to or upon the Company shall be given or served in writing addressed (unless and until another address shall be provided to the stockholders in writing) to Community Bancorp., P.O. Box 259, Derby, Vermont 05829, Attn: President. Such notice, demand or other communication to or upon the Company shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by the Company. Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served by the Company hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (i) to the holder as such holder's name and address may appear at such time in the Company's books and records, or (ii) if to a person or entity other than a holder of record of the Series A Non-Cumulative Preferred Stock, to such person or entity at such address as appears to the Company to be appropriate at such time. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

      H. The Company, by or under the authority of the Board of Directors, may amend, alter, supplement or repeal any provision of this Certificate or of the Company's Articles pursuant to the following terms and conditions:

      (i) Without the consent of the holders of the Series A Non-Cumulative Preferred Stock, the Company may amend, alter, supplement or repeal any provision of this Certificate to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Certificate, provided that such action shall not materially and adversely affect the interests of the holders of the Series A Non-Cumulative Preferred Stock.

      (ii) The unanimous consent of the holders of all of the shares of the Series A Non-Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Non-Cumulative Preferred Stock shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration, supplementation or repeal of the provisions of this Certificate or of the Company's Articles if such amendment, alteration, supplementation or repeal would (i) increase the number of authorized shares of the Series A Non-Cumulative Preferred Stock; (ii) create a series or class of shares that would have parity with, or preference over, the Series A Non-Cumulative Preferred Stock in the payment of dividends or upon liquidation of the Company, or (iii) otherwise materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms or conditions of the Series A Non-Cumulative Preferred Stock. The creation and issuance of any other class or series of capital stock junior to the Series A Non-Cumulative Preferred Stock, or the issuance of additional shares of the Company's common stock, shall not be deemed to constitute such an amendment, alteration, supplementation or repeal.


      (iii) Holders of the Series A Non-Cumulative Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to subparagraph (ii), of subsection H of this Section 9. In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Series A Non-Cumulative Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment, to the extent provided herein.

The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Series A Non-Cumulative Preferred Stock at any such meeting or otherwise, not inconsistent with applicable law.

      I. RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES A NON-CUMULATIVE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE COMPANY AND THE HOLDER (AND ALL SUCH OTHERS).

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of Community Bancorp. as of this 27th day of December, 2007.

[Seal]

/s/ Christianne Bumps

Christianne Bumps, Secretary


APPENDIX B

ARTICLE SIX BOARD OF DIRECTORS

      The Board of Directors shall consist of not less than 9 nor more than 25 shareholders, the exact number to be fixed from time to time in the manner set forth in the Bylaws. At the 2009 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2010 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at each annual meeting of shareholders thereafter all directors shall be elected for terms expiring at the next annual meeting of shareholders. In each instance directors shall hold office until their successors are chosen and qualified, or until the earlier death, retirement, resignation, or removal of any such director in accordance with these Articles of Incorporation or applicable law. Vacancies arising on the Board of Directors may be filled in accordance with applicable law and the Bylaws.


APPENDIX C

ARTICLE SEVEN AMENDMENT OF BYLAWS

The Bylaws of the Corporation may be altered, amended or repealed by the directors, acting by resolution of a majority of the directors then in office, or by vote of the shareholders.


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 10, 2008

The undersigned hereby appoints Elizabeth Bumps and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, June 10, 2008 at 5:30 p.m. and at any adjournment thereof.

1.	ELECTION OF FOUR DIRECTORS to the Class expiring in 2011 (except as marked to the contrary below):

	For [ ]	Withhold Authority [ ]	For All Except [ ]

To serve until the Annual Meeting in 2011:
THOMAS E. ADAMS, JACQUES R. COUTURE, DOROTHY R. MITCHELL AND RICHARD C. WHITE.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

2.	TO AMEND AND RESTATE THE COMPANY'S ARTICLES OF ASSOCIATION.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	TO AMEND ARTICLE SIX OF THE COMPANY'S ARTICLES OF ASSOCIATION TO DECLASSIFY THE BOARD OF DIRECTORS.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	TO AMEND ARTICLE SIX OF THE COMPANY'S ARTICLES OF ASSOCIATION TO ELIMINATE CERTAIN PROVISIONS RELATING TO THE BOARD OF DIRECTORS.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	TO AMEND ARTICLE SEVEN OF THE COMPANY'S ARTICLES OF ASSOCIATION TO ELIMINATE THE 75% VOTE REQUIREMENT FOR CERTAIN AMENDMENTS.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

6.	TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6.

A dinner will be served for all registered shareholders immediately following the Annual Meeting.

Please check the box if you plan to attend. [ ]

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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